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                                                                    Exhibit 10.6

                              (Summary Translation)

                              COOPERATION AGREEMENT


                                     Between
                      Jiangxi LDK Solar Hi-Tech Co., Ltd.
                                       And
                          Shanghai Jiaotong University


                              For the Establishment
                                       of
                Shanghai Jiaotong University LDK Solar Laboratory




                                October 10, 2005


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     This Agreement is made as of October 10, 2005 by and between Jiangxi LDK
Solar Hi-Tech Co., Ltd. at High-Tech Industrial Park, Xinyu City, Jiangxi Province, China (herein "Party A") and Shanghai Jiaotong University at 1954 Huashan Road, Shanghai (herein "Party B").

     Through friendly negotiations, Party A and Party B have reached the following agreement on the establishment of Shanghai Jiaotong University LDK Solar Laboratory.

                         ARTICLE 1. COOPERATION CONTENT

     Party A and Party B shall jointly establish a solar energy laboratory within the premises of Shanghai Jiaotong University. The name of the laboratory shall be "Shanghai Jiaotong University LDK Solar Laboratory" (herein "LDK Laboratory").

                          ARTICLE 2. COOPERATION TARGET

     Both parties shall endeavor to make the LDK Laboratory a base for implementing their manufacturing, learning and research objectives. Specifically, the LDK Laboratory will support (i) Party B in its application to Shanghai municipal government and the PRC national government for its status as a key solar energy research center and (ii) Party A in the implementation of its commercialization plan to reach 200 MW solargrade multicrystalline wafer production.

     Party B will provide technical support to Party A in its implementation of the commercialization plan to reach 200 MW solargrade multicrystalline wafer production. Both parties will jointly adapt and digest advanced equipment and technology imported from overseas and engage in further research and development to achieve the following targets:

(1)  Technology Adaptation

     1)   Cleaning and Etching Technology

          (1) Master the approaches for analyzing and sorting silicon feedstock of different quality;

          (2) Master the chemical mixture and etching process for cleaning different silicon feedstock;

          (3) Master the operating guidelines, procedures and trouble-shooting methodologies for etching equipment; and

          (4) Master the evaluation and quality control of cleaning and etching results.

     2)   Crystallization Technology

          (1) Master the operating guidelines, structural designs, functionalities, control systems and trouble-shooting methodologies for the DSS furnaces;

          (2) Master the feedstock charging procedures and different charging approaches;

          (3) Master the cleaning, the mould release agents coating and the installation of new crucibles;

          (4) Master the safety operating procedures and understand the rationale behind each operating procedure to insure safety of operations;

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          (5)  Master the design and control of electricity, air, water and heater systems;

          (6) Master the evaluation and quality control of the ingots produced; and

          (7) Master the maintenance of the equipment and replacement of spare parts.

     3)   Wafering Technology

          (1) Master the operating guidelines, structural design and functionalities of the multi-wire saws;

          (2) Master the loading and unloading of bricks, the installing and changing of the wire web, the slurry mixing and wire sawing technique;

          (3) Master the control over wafer thickness, wafer surface quality and wafer yield;

          (4) Master the problem detection, trouble shooting and maintenance of the equipment; and

          (5) Master the quality measurement, analysis and evaluation of wafers.

(2)  Technology Development

     1)   Cleaning and Etching

          (1) Research and develop methodologies for inspecting different types of silicon feedstock;

          (2) Optimize etching solution and cleaning process (including ways to improve cleaning and etching quality, to enhance efficiency, to reduce solution consumption, to reduce power consumption in etching process, to increase etching scope and to improve operating capability and safety during the etching process);

          (3) Develop and enhance etching equipment (including structural enhancement and process enhancement);

          (4)  Recycle and safely utilize cleaning/etching acid; and


          (5) Localize the manufacturing of consumables for cleaning and etching.

     2)   Crystallization Technology

          (1) Research and develop low-cost crucibles and recyclability of crucibles;

          (2)  Research and develop ways to increase ingot weight;

          (3) Research the relationship between ingot lifetime and crystallization process optimization;

          (4)  Research silicon feedstock mixing optimization;

          (5) Research ways to reduce power consumption for crystallization process;

          (6)  Research ways to speedily evaluate ingot quality;

          (7) Research new DSS furnaces (with larger volume, better quality, less power consumption and higher efficiency); and

          (8) Research ways to localize the manufacturing of new mould release agents and crystallization-related consumables.


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     3)   Wafering Technology

          (1) Research ways to localize the manufacturing of wafering consumables (including wires, pulleys, glue, SiC and others);

          (2) Research and develop ways to recycle wafering related raw materials and consumables;

          (3)  Research ways to speedily evaluate wafering quality;

          (4)  Research and develop ways to reduce wafer breakage and kerfing;

          (5)  Research with respect to ultra-thin wafer sawing; and

          (6)  Research with respect to ultra-thin wafer cleaning and packaging.


          ARTICLE 3. ADMINISTRATIVE RELATIONSHIP OF THE LDK LABORATORY

     The LDK Laboratory is subject to the administrative jurisdiction of Shanghai Jiaotong University.

              ARTICLE 4. MANAGEMENT STRUCTURE OF THE LDK LABORATORY

     The LDK Laboratory will be managed by its director under the leadership of a managing board. The initial managing board will consist of three members from Party A: Mr. Peng Xiaofeng, Mr. Tong Xingxue and Mr. Shao Yonggang and four members from Party B: Mr. Xie Shenwu, Mr. Peng Yinghong, Mr. Ye Qinghao and Mr. Cui Rongqiang. Each member will serve a term of two years. Professor Xie Shenwu, President of placeCityShanghai Jiaotong University will be the chairman of the initial managing board and Mr. Peng Xiaofeng, chairman of Jiangxi LDK Solar Hi-Tech Co,. Ltd. will be a vice chairman of the initial managing board. Both the chairman and vice chairman will serve a term of two years. The director of the LDK Laboratory will be elected by both parties, subject to nomination by Party B and consent by Party A. The initial director of the LDK Laboratory will be Professor Cui Rongqiang for a term of two years.

                ARTICLE 5. WORKING CAPITAL OF THE LDK LABORATORY

       Party A will fund Rmb 5,000,000 for the first phase operations of the LDK Laboratory, with the funds to be disbursed in line with the progress and development of the various research and development projects. Funding for the second phase operations of the LDK Laboratory will be determined by the parties on the basis of the results of the first phase. Party A will remit an initial payment of Rmb 1,000,000 (or 20% of its first phase funding commitment) to the account of Party B within one week after this Agreement becomes effective.

                  ARTICLE 6. FUNDS FOR RESEARCH AND DEVELOPMENT

     The LDK Laboratory will report to both parties with respect to the subjects or topics of its research and development in order for Party A to provide funding for such research and development in a timely manner. Party A will have priority in proposing the subjects or topics for research and development by the LDK Laboratory.

                   ARTICLE 7. FACILITIES OF THE LDK LABORATORY

     Party B will provide laboratory facilities (including offices) and research and development equipment and resources (including office equipment and resources) to the LDK Laboratory. Party A will make its existing resources available to the LDK Laboratory for its research and development.


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         ARTICLE 8. OWNERSHIP OF RESEARCH RESULTS AND COMMERCIALIZATION

     The research results of the LDK Laboratory will be jointly owned by Party A and Party B. Party A will have priority in utilizing any research results of the LDK Laboratory. The economic benefits will be shared between Party A (40%) and Party B (30%), with the remaining 30% as re-investment from Party A into the LDK Laboratory. Any transfer of research results of the LDK Laboratory to a third party will require joint approval from Party A and Party B. In addition, Party A agrees that Party B will lead in any joint application for research and development awards and funding.

     Party B agrees to make two of its patented technologies available to Party A to use, free of charge. These technologies are (i) impulse lamp-house signal solar cell measurement technology (with patent number: ZL01113030.X) and (ii) transparent conductive thin film and spay deposition antireflection equipment and method (with patent number: ZL99116819.4).

                         ARTICLE 9. PARTY A'S R&D CENTER

     The LDK Laboratory will assist Party A in (i) establishing its solar R&D center in Jiangxi Province, (ii) applying for provincial, ministerial and national research funding allowances and (iii) training research and development personnel. All related expenditures will be funded by funds for research and development under Article 6.

                       ARTICLE 10. INTERNSHIP AND TRAINING

     Party A will provide the LDK Laboratory with internship opportunities and the LDK Laboratory will provide Party A with training facilities.

                   ARTICLE 11. REPRESENTATIONS AND WARRANTIES

     (1) Each party represents, warrants and covenants to the other party as follows (each effective upon the signing of this Agreement):

     1) The obligations undertaken by each party pursuant to this Agreement are legal and will not conflict with its obligations under any other agreement or document and will not contravene any laws, rules and regulations in China; and

     2) Each party shall perform its obligations under this Agreement in compliance with the laws, rules and regulations of China.

     (2) Each party shall notify the other party promptly and shall take all reasonable measures to remedy or cure as requested by the other party upon the occurrence of any event or the existence of any circumstance that would result in any of its representations, warranties and covenants becoming untrue or inaccurate.

     (3) Neither party may transfer its rights and obligations under this Agreement.
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                            ARTICLE 12. FORCE MAJEURE

     (1) No party shall be liable for non-performance or partial non-performance of its obligations under this Agreement to the extent that such non-performance or partial non-performance is caused by force majeure and not by any fault of such party; provided, however, that such party shall be obligated to take all necessary measures, conditions permitting, to mitigate the losses so caused.

     (2) The party that is prevented from performing this Agreement due to force majeure shall notify the other party in writing as soon as practicable upon the occurrence of force majeure and shall submit a report to the other party within 15 days of the occurrence of such force majeure, setting forth therein its reasons for non-performance or partial non-performance and for the need to delay its performance.

                               ARTICLE 13. DEFAULT

     Upon effectiveness of this Agreement, if any party shall default in its performance of its obligations hereunder and causes the performance of this Agreement impossible, unless due to force majeure as described in Article 12, such party shall pay Rmb 100,000 to the other party as liquidated damages.

                             ARTICLE 14. TERMINATION

     (1) Each party shall have the right to terminate this Agreement upon the occurrence of any of the following, after notice in writing to the other party:

     1) The other party has breached or has not performed any of its obligations under this Agreement; or

     2) Any representation, warranty or covenant is materially untrue and misleading or remains unperformed, regardless of its cause or reason.

     (2) When this Agreement is terminated due to causes under Article 14(1), the obligations of the parties shall terminate forthwith; provided, however, that such termination shall not affect any pre-existing rights and claims of the parties or any liabilities for damages as a result of the termination of this Agreement due to causes under Article 14(1).

                         ARTICLE 15. DISPUTE RESOLUTION

     Settlement of any dispute in connection with this Agreement shall first be sought through friendly negotiations, failing which, either party may submit the dispute to a court with jurisdiction for settlement.

                      ARTICLE 16. AMENDMENT AND SUPPLEMENT

     Any amendment and supplement to this Agreement shall be valid only if made out in writing and duly signed by both parties.

                              ARTICLE 17. VALIDITY

     This Agreement shall come into effect upon signing by the respective duly authorized representatives of the parties, with corporate seals attached hereunto. Thereafter, this Agreement shall remain valid for five years.

                            ARTICLE 18. COUNTERPARTS

     This Agreement is made in four original counterparts, with two for Party A and two for Party B. Each original counterpart shall constitute one and the same instrument.

                                    Party A: JIANGXI LDK SOLAR HI-TECH CO., LTD.
                                    (Seal)

                                    By:  /s/ Peng Xiaofeng
                                       ------------------------------------
                                    Name:  Peng Xiaofeng
                                    Title: Authorized Representative
                                    Date:  October 10, 2005


                                    Party B: SHANGHAI JIAOTONG UNIVERSITY
                                    (Seal)

                                    By:  /s/ Zheng Hang
                                       ------------------------------------
                                    Name:  Zheng Hang
                                    Title: Authorized Representative
                                    Date:  October 10, 2005